Frisch's Reports Third Quarter Fiscal 2013 Results

CINCINNATI, April 10, 2013 /PRNewswire/ -- Frisch's Restaurants, Inc. (NYSE MKT: FRS) reported an increase in earnings from continuing operations on a modest decline in revenue from continuing operations during its 12-week fiscal 2013 third quarter that ended March 5, 2013. Consolidated revenue from continuing operations declined 1.1 percent to $45,771,994 from $46,284,545 in last year's third quarter. Earnings from continuing operations for the quarter increased 1.9 percent to $1,747,849, up from $1,715,217 in last year's third quarter. Diluted earnings per share from continuing operations were $0.34 per share compared with $0.35 per share last year. Year-to-date revenue from continuing operations was $154,919,802 versus $157,583,464 in the prior year, while year-to-date earnings from continuing operations grew 11.2 percent to $4,706,226 ($0.93 diluted earnings per share) from $4,234,070 ($0.86 diluted earnings per share) in the prior year. The current fiscal year's year-to-date net earnings amounted to $4,548,521 or $0.90 diluted net earnings per share.

Net earnings for last year's 12-week third quarter (ended March 6, 2012) amounted to $2,812,720 or $0.57 diluted net earnings per share. Last year's third quarter includes results from discontinued operations, which contributed $1,097,503 (net of tax) or $0.22 diluted earnings per share. Net earnings for last year's year-to-date amounted to $3,326,543 or $0.67 diluted net earnings per share, which includes the effect of the loss of $907,527 (net of tax) from discontinued operations. Discontinued operations consist of the last year's operating results from Golden Corral restaurants. As reported previously, the Company disposed of its Golden Corral restaurant operations in May 2012, which consisted of the assets of 29 restaurants. In addition, the Company had previously closed six under-performing Golden Corral restaurants in August 2011, which resulted in a non-cash pretax asset impairment charge of $4,000,000 that was recorded in the first quarter fiscal 2012.

Same store sales from continuing operations were down 0.9 percent in the third quarter fiscal 2013 while overall sales decreased 1.1 percent as a result of last fiscal year's closures of underperforming Frisch's Big Boy restaurants, offset in part by new restaurant openings. Gross profit from continuing operations increased 0.5 percent in the quarter versus the prior year, resulting from relatively flat food and payroll costs as a percentage of revenues combined with menu price increases.

At the Corporate level, administrative and advertising expense decreased 1.9 percent in third quarter fiscal 2013 primarily as a result of lower head count resulting from cost cutting measures implemented in fiscal 2013. The effective tax rate from continuing operations increased to 26.2 percent in the quarter compared to 15.4 percent in last year's third quarter, mostly due to changes in available tax credits.

As reported previously, on July 25, 2012, the Board of Directors declared a special one-time cash dividend of $9.50 per share which was paid on September 14, 2012 to shareholders of record on August 31, 2012. The total for the special dividend amounted to $47,963,000 and accounts for significant changes in cash balances and shareholders' equity as of March 5, 2013 as compared with fiscal 2012 year end.

Craig F. Maier, President and Chief Executive Officer, said, "Our third quarter showed mixed results as lower same store customer counts were partly offset by menu price increases and new store openings while our payroll and related costs, as a percentage of sales, improved over the prior year resulting in gross profit margin improving to 10.9 percent in the quarter versus 10.7 percent in the prior year. In addition, our administrative costs continue to benefit from staff reductions at our corporate headquarters. The staff reductions provide a better match of our overhead structure with our business after the sale of our Golden Corral units."

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Frisch's Restaurants, Inc. is a regional company that operates full service family-style restaurants under the name "Frisch's Big Boy." All Frisch's Big Boy restaurants are currently located in various regions of Ohio, Kentucky and Indiana.

The Company owns the trademark "Frisch's" and has exclusive, irrevocable ownership of the rights to the "Big Boy" trademark, trade name and service marks in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. All of the Frisch's Big Boy restaurants also offer "drive-thru" service. The Company also licenses Frisch's Big Boy restaurants to other operators, currently in certain parts of Ohio, Kentucky and Indiana.

The Company opened one new Frisch's Big Boy restaurant in August in our first quarter and opened a second new Frisch's restaurant on March 4, 2013. The Company currently operates 95 company-owned Frisch's Big Boy restaurants and there are an additional 25 franchised Frisch's Big Boy restaurants that are operated by licensees.

The Company has reported a profit every year since going public in 1960, and paid cash dividends to shareholders every quarter over the same period.

Statements contained in this news release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Act of 1995. Such forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company's filings with the Securities and Exchange Commission.

[See attached Financial Statements]

Frisch's Restaurants, Inc. and Subsidiaries
CONSOLIDATED STATEMENT OF EARNINGS (unaudited)
(In thousands, except per share data)

	40 weeks ended		12 weeks ended
	March 5,	March 6,	March 5,	March 6,
	2013	2012	2013	2012

Sales	$ 154,920	$ 157,583	$ 45,772	$ 46,285
Cost of sales
Food and paper	51,857	53,225	15,422	15,616
Payroll and related	54,367	55,751	16,281	16,514
Other operating costs	31,961	32,683	9,102	9,214
	138,185	141,659	40,805	41,344
Gross profit	16,735	15,924	4,967	4,941
Administrative and advertising	10,109	10,330	2,695	2,748
Franchise fees and other revenue	(1,057)	(994)	(306)	(300)
Loss (Gain) on sale of assets	14	(191)	-	(191)
Impairment of long lived assets	70	328	-	328
Operating profit	7,599	6,451	2,578	2,356
Interest expense	760	1,137	209	328
Earnings from continuing operations before income taxes	6,839	5,314	2,369	2,028
Income taxes	2,133	1,080	621	313
Earnings from continuing operations	4,706	4,234	1,748	1,715
(Loss) Earnings from discontinued operations, net of tax	(157)	(907)	-	1,098
NET EARNINGS	$ 4,549	$ 3,327	$ 1,748	$ 2,813

Earnings per share (EPS) of common stock:
Basic net earnings per share:
Earnings from continuing operations	$ 0.94	$ 0.86	$ 0.35	$ 0.35
(Loss) Earnings from discontinued operations	$ (0.03)	$ (0.19)	$ -	$ 0.22
Basic net earnings per share	$ 0.91	$ 0.67	$ 0.35	$ 0.57
Diluted net earnings per share:
Earnings from continuing operations	$ 0.93	$ 0.86	$ 0.34	$ 0.35
(Loss) Earnings from discontinued operations	$ (0.03)	$ (0.19)	$ -	$ 0.22
Diluted net earnings per share	$ 0.90	$ 0.67	$ 0.34	$ 0.57
Diluted average shares outstanding	5,039	4,942	5,073	4,948
Depreciation included above	$ 7,936	$ 7,849	$ 2,402	$ 2,375
Opening expense included above	$ 461	$ 398	$ 183	$ -

Frisch's Restaurants, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEET
(In thousands of dollars)
	March 5,	May 29,
	2013	2012
	(unaudited)
Assets
Current assets
Cash and equivalents	$ 3,011	$ 49,455
Receivables	1,512	1,683
Inventories	6,531	5,590
Other current assets	2,340	3,010
Current assets of discontinued operations	-	190
	13,394	59,928

Property and equipment	102,955	102,139

Other assets
Goodwill & other intangible assets	776	777
Property held for sale and land investments	8,968	11,484
Deferred income taxes and other	5,566	5,641
	15,310	17,902

	$ 131,659	$ 179,969

Liabilities and shareholders' equity
Current liabilities
Accounts payable	$ 7,424	$ 6,293
Accrued expenses	7,568	7,342
Other	5,917	7,857
Current liabilities of discontinued operations	-	683
	20,909	22,175

Long-term obligations
Long-term debt	10,338	14,446
Other long-term obligations	22,179	21,623
	32,517	36,069

Shareholders' equity	78,233	121,725

	$ 131,659	$ 179,969

CONTACT: Company Contact: Mark R. Lanning, Vice President-Finance and CFO, Frisch's Restaurants, Inc., 2800 Gilbert Avenue, Cincinnati, OH 45206, (513) 559-5200, www.frischs.com, investor.relations@frischs.com